Exhibit 99.1

SI-BONE, Inc. Reports Third Quarter 2018 Financial Results

SANTA CLARA, Calif. November 29, 2018 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company that pioneered the minimally invasive surgical treatment of the sacroiliac joint with the iFuse Implant System, today reported financial results for the quarter ended September 30, 2018.

Recent Highlights

•	Revenues of $13.4 million for the third quarter of 2018, representing a 15% increase over third quarter 2017

•	Exclusive payer coverage policies from Blue Cross Blue Shield North Carolina and Neighborhood Health Plan and a positive coverage policy from HealthPartners

•	Exclusive coverage policy recommendation from EviCore, a specialty benefits company, which supports payers covering 107 million lives

•	Two recent publications demonstrated clinical and economic benefits of the iFuse procedure

◦	LOIS 4-year study published in Medical Devices: Evidence and Research showing significant pain relief and durability

◦
Optum economic study published in ClinicoEconomics and Outcomes Research demonstrating a positive return on payer investment and low post-operative health care costs associated with the iFuse Procedure when performed in the outpatient setting

•	Initial public offering, raising $113.7 million net of underwriting discounts and commissions and offering costs

“Our third quarter accomplishments reflect the ongoing strength of our business,” said Jeffrey Dunn, President, Chief Executive Officer, and Chairman. “We are pleased to see continued momentum in exclusive reimbursement policies and growing clinical evidence, which further validates our position as the market leader for providing minimally invasive surgical products for the sacroiliac joint.”

“In addition, we are pleased with the successful completion of our IPO and are grateful for the support of the participating investors,” continued Mr. Dunn.  “The proceeds from this offering will enable us to continue to expand our commercial footprint in the United States and elsewhere, and better target the hundreds of thousands of patients suffering from low back pain caused by SI joint dysfunction.”

Third Quarter 2018 Financial Results
Revenue was $13.4 million in the three months ended September 30, 2018, a 15% increase from $11.7 million in the three months ended September 30, 2017.  The majority of the increase is due to growth from domestic sales as a result of higher sales force productivity and improved U.S. reimbursement coverage.

Gross margin was 91% for the third quarter of 2018, as compared to 89% in the corresponding prior year period.

Operating expenses were $15.2 million for the third quarter of 2018, as compared to $15.4 million in the corresponding prior year period, a decrease of 1%. The decrease in operating expense is due to cost controls in research and development and general and administrative expenses, partially offset by increased spending in sales and marketing for commissions on higher sales.

Operating loss was $3.0 million in the third quarter of 2018, as compared to $5.0 million in the corresponding prior year period.

Net loss was $4.8 million, or $1.29 per diluted share for the third quarter of 2018, as compared to $5.7 million, or $1.64 per diluted share in the corresponding prior year period.

Proforma net loss per share was $0.30 for the three months ended September 30, 2018. The proforma net loss calculation assumes the conversion of preferred stock and warrants outstanding into common stock. The proforma weighted-average shares used to compute basic and diluted net loss per share was 16,064,513 shares for the three months ended September 30, 2018.

Cash and cash equivalents were $14.0 million as of September 30, 2018. In October 2018, SI-BONE completed an initial public offering, raising net proceeds of approximately $113.7 million after deducting underwriting fees and other expenses.

2018 Financial Guidance
SI-BONE expects full year 2018 revenue to be in a range of $55.0 million to $55.4 million, representing growth of 15% over full year 2017 revenue.

Webcast and Conference Call Information
SI-BONE will host a conference call to discuss the third quarter 2018 financial results after market close on Thursday, November 29, 2018 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for U.S. callers or (409) 217-8248 for international callers (Conference ID: 1083139). The webcast can be accessed at http://investor.SI-BONE.com.

About SI-BONE, Inc.
SI-BONE is a medical device company that pioneered the iFuse Implant System, a minimally invasive surgical system for fusion of the sacroiliac joint to treat sacroiliac joint dysfunction. The SI joint is believed to be the last major joint to have a clinically proven surgical treatment. The iFuse Implant, commercially available since 2009, is believed to be the only SI joint fusion device supported by multiple prospective clinical studies showing improved pain, patient function and quality of life resulting from treatment. There are over 60 peer-reviewed publications supporting the safety, effectiveness, and biomechanical and economic benefits unique to the iFuse Implant. This body of evidence has enabled multiple government and private payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

Forward Looking Statements
The statements in this press release regarding SI-BONE’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on SI-BONE’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include SI-BONE’s ability to expand our sales and marketing capabilities and increase demand for iFuse, expand geographically, and obtain favorable coverage and reimbursement determinations from third-party payors, SI-BONE’s projections about 2018 full year and fourth quarter revenue. Actual results and the timing of events could different materially from those anticipated in such forward-looking statements as a result of the risks and uncertainties, which are described in the company’s filings on Form S-1, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@SI-BONE.com

SI-BONE, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except percentages and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$13,381	$11,683	$39,756	$34,214
Cost of goods sold	1,221	1,328	3,451	3,894
Gross profit	12,160	10,355	36,305	30,320
Gross margin	91%	89%	91%	89%

Operating expenses:
Sales and marketing	10,605	9,857	31,890	30,987
Research and development	1,373	1,466	3,875	4,234
General and administrative	3,226	4,071	8,198	10,808
Total operating expenses	15,204	15,394	43,963	46,029

Loss from operations	(3,044)	(5,039)	(7,658)	(15,709)
Interest and other income (expense), net	(1,748)	(644)	(4,482)	(2,425)

Net loss	$(4,792)	$(5,683)	$(12,140)	$(18,134)

Net loss per share, basic and diluted	$(1.29)	$(1.64)	$(3.34)	$(5.26)

Weighted-average number of common shares used to
compute basic and diluted net loss per share	3,712,876	3,475,628	3,638,905	3,450,252

SI-BONE, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,004	$22,408
Accounts receivable, net	7,092	7,416
Inventory	3,028	2,553
Prepaid expenses and other current assets	737	1,252
Total current assets	24,861	33,629
Property and equipment, net	2,048	1,896
Other non-current assets	1,486	309
TOTAL ASSETS	$28,395	$35,834

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,790	$1,814
Accrued liabilities and other	7,152	5,724
Total current liabilities	8,942	7,538
Redeemable convertible preferred stock warrants	1,103	422
Long-term borrowings	38,899	38,704
Other long-term borrowings	332	—
TOTAL LIABILITIES	49,276	46,664

Redeemable convertible preferred stock	118,548	118,548

TOTAL STOCKHOLDERS' DEFICIT	(139,429)	(129,378)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT	$28,395	$35,834